Exhibit 99.1

Catalyst Health Solutions Reports Third Quarter 2008 Results

Third Quarter Revenues Up 31% to $653 Million

Net Income Increases 29% to $0.29 per Diluted Share

—

ROCKVILLE, MD – November 4, 2008 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, today announced its financial results for the quarter ended September 30, 2008. The Company reported revenue of $653.0 million and net income of $12.6 million, or $0.29 per diluted share compared to quarterly revenue of $498.4 million and net income of $9.8 million, or $0.23 per diluted share in the prior year.

“We are pleased with the Company’s financial performance. Third quarter revenue and earnings results were consistent with our expectations,” said David T. Blair, Chief Executive Officer of Catalyst Health Solutions. “While our primary focus this quarter was on the successful implementation of new business and the integration of our recent acquisitions, the Company also reached $300 million in cumulative new sales. As our guidance reflects, new sales combined with over 97% client retention provides us with solid revenue visibility for the upcoming year.”

Third Quarter Results

Revenue for the third quarter increased by $154.6 million, or 31.0%, to $653.0 million from $498.4 million in the prior year’s comparable quarter. Total claims processed in the third quarter increased to 13.0 million from 10.7 million for the same period in 2007. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for the third quarter increased $10.5 million, to $37.7 million or 5.8% of revenue compared to $27.2 million, or 5.5% of revenue, in the third quarter of the prior year.

Third quarter operating income increased 36.2% to $19.5 million from $14.3 million in the third quarter of 2007. The increase in operating income was primarily due to the increase in gross profit, offset by a $5.3 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facility and vendor costs to implement and serve new clients, as well as consolidating the results from the Company’s recent acquisitions.

Net income for the third quarter of 2008 was $12.6 million, or $0.29 per diluted share, compared to the prior year’s net income of $9.8 million, or $0.23 per diluted share.

Nine Month Results

Revenue for the nine months ended September 30, 2008 increased 40.0%, to approximately $1.9 billion from $1.3 billion in the prior year. Total claims processed increased to 38.3 million for the nine months ended September 30, 2008 from 30.0 million for the same period in 2007. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for the first nine months of 2008, increased by $21.7 million to $103.0 million, or 5.5% of revenue, compared to $81.3 million, or 6.1% of revenue, in the first nine months of the prior year.

Operating income increased by $13.5 million to $54.5 million in the first nine months of 2008 from $41.0 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by an increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to implement and serve new clients, as well as consolidating the results from the Company’s recent acquisitions.

Net income for the first nine months of 2008 was $36.2 million, or $0.83 per diluted share, compared to $27.7 million, or $0.64 per diluted share, in the prior year.

2008 Financial Guidance

The Company confirms that it is tracking towards its previously stated guidance of $2.5 billion in revenue and earnings of $1.17 per diluted share reflecting increases of 34% and 29%, respectively over 2007 results.

Preliminary 2009 Financial Guidance

Based on business under contract, new sales commitments, and recent trends in prescription utilization, management expects 2009 net income to grow 15% to 25% over 2008. Net income for 2009 is projected between $59.5 million and $64.0 million, which should equate to earnings per share of $1.35 to $1.45. Revenues in 2009 are projected to be approximately $3.0 billion. Factors that could contribute to results exceeding the guidance described above include:

•	new business additions with 2009 effective dates;

•	better than expected integration of acquisitions;

•	better than projected formulary compliance; and

•	increased generic drug utilization.

In addition, financial results may be impacted by general economic conditions and the Company’s ability to execute on its strategic initiatives to capture margins on mail order prescriptions and expand its hospice business.

About Catalyst Health Solutions, Inc. (www.catalysthealthsolutions.com):

Catalyst Health Solutions, Inc. (formerly HealthExtras, Inc.) is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than five million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility based out of Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@catalystrx.com

SOURCE: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Revenue (excludes member co-payments of $193,334, $164,792, $557,924 and $464,223 for the three and nine months ended September 30, 2008 and 2007, respectively)	$653,033	$498,393	$1,855,979	$1,325,769

Direct expenses	615,378	471,212	1,753,005	1,244,513
Selling, general and administrative expenses	18,168	12,874	48,457	40,265

Total operating expenses	633,546	484,086	1,801,462	1,284,778

Operating income	19,487	14,307	54,517	40,991
Interest income	863	1,826	3,935	4,614
Interest expense	(163)	(36)	(235)	(125)
Other income	1	—	2	1

Income before minority interest and income taxes	20,188	16,097	58,219	45,481
Minority interest	—	—	—	31

Income before income taxes	20,188	16,097	58,219	45,450
Income tax expense	7,591	6,346	22,005	17,791

Net income	$12,597	$9,751	$36,214	$27,659

Net income per share, basic	$0.30	$0.23	$0.85	$0.67
Net income per share, diluted	$0.29	$0.23	$0.83	$0.64
Weighted average shares of common stock outstanding, basic	42,633	41,724	42,420	41,372
Weighted average shares of common stock outstanding, diluted	43,716	43,122	43,535	42,926

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Retail prescriptions	12,524	10,330	36,989	29,011
Total mail prescriptions	514	392	1,330	1,005

Total prescriptions	13,038	10,722	38,319	30,016
Total adjusted prescriptions(1)	14,067	11,505	40,978	32,026

Adjusted mail order penetration %(2)	11%	10%	10%	9%
Generic utilization %	65%	61%	65%	60%

Gross profit	37,655	27,181	102,974	81,256
Operating income	19,487	14,307	54,517	40,991
Depreciation & amortization	2,726	2,047	7,145	5,826

(1) Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2) The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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